                                                                   Exhibit 10.48

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE, dated as of February 8, 2001, is made by and between Susan Murphree, residing at 166 Bowery, Apartment 2R, New York, New York 10012 ("Employee") and Razorfish, Inc., a Delaware corporation, having its principle offices at 32 Mercer Street, New York, New York 10013.

WHEREAS, this Separation Agreement and General Release (the "Agreement") summarizes the mutual understanding regarding termination of Employee's employment with Razorfish, Inc. and its parents, subsidiaries, affiliates, predecessors, successors and assigns (collectively, the "Company").

NOW, THEREFORE, in consideration for the promises set forth herein, the parties hereto agree as follows:

1. Termination and Resignation.
   ---------------------------

1.01. At the close of business as of February 8, 2001, Employee's employment with the Company and the Employment Agreement, dated as of September 1, 2000, by and between Employee and the Company (the "Employment Agreement"), shall be terminated by mutual agreement of the parties hereto. All capitalized terms not expressly defined herein shall have the meaning ascribed to such terms in the Employment Agreement.

1.02. By Employee's signature below, effective February 8, 2001, Employee hereby resigns as an employee and representative of, and from acting in any other capacity on behalf of, the Company and all of its divisions.

2. Settlement, Property and Stock Options.
   --------------------------------------

2.01. Settlement. As full and complete consideration to Employee for executing this Agreement and provided Employee complies with all obligations herein including, without limitation, the release as more particularly described in Paragraph 4 below, the Company shall:

(a) release Employee from any further duties to render services to the Company pursuant to the Employment Agreement; and

(b) upon the later to occur of the date hereof and the date of complete execution of this Agreement, pay to Employee $ 1,250,000 increased by an amount equal to accrued but unused vacation and reduced by all customary deductions for federal income tax, social security, Medicare, state income tax, state disability insurance taxes and any other applicable taxes. Termination of Employee's employment and termination of the Employment Agreement under Section
1.01 of this Agreement and Employee's resignation under Section 1.02 of this Agreement shall not be effective unless and until the payment described in this Paragraph 2.01(b) is made and received.

2.02. Property. Employee hereby confirms that Employee has returned to Razorfish
      --------
any American Express Corporate credit card, security key cards, corporate identification cards and any other Company property previously issued by the Company to Employee. Notwithstanding the foregoing, it is expressly understood and agreed that Employee shall be entitled to retain her cellular phone and laptop computer.

2.03. Stock Options. All stock options granted by the Company to the Employee at
      -------------
any time during the Employee's employment by the Company shall accelerate and become immediately exercisable and shall remain exercisable for the periods set forth on Exhibit A attached hereto and made a part hereof.

3. Benefits. Employee shall be entitled to continue her participation in all
   --------
Health Benefit Plans in which she
was participating as of the date hereof until the sooner of the expiration of the Severance Period and the date (or dates) that Employee receives equivalent coverages and benefits under the plans and programs of any subsequent employer. In the event that any Health Benefit Plans do not permit her continued participation, the Company shall provide to Employee, on a quarterly basis, the economic equivalent of such Health Benefit Plans in which Employee may not participate on an after-tax basis

4. General Release
   ---------------

4.01. In return for the payments and other benefits described herein, Employee irrevocably and unconditionally releases and forever discharges the Company, its parents, subsidiaries, affiliates, predecessors, successors and assigns and their agents, directors, officers, employees and representatives ("Released Parties"), from any and all known or unknown claims, liabilities, losses, agreements, rights, causes of action and expenses of any nature whatsoever arising during the period of Employee's employment with the Company and/or concerning the termination of the Employment Agreement which Employee may now or at any time hereafter have against the Released Parties. This release includes, but is not limited to, any claims or rights Employee may have under any Federal, State or local laws or regulations prohibiting employment discrimination of any type including, without limitation, discrimination on the basis of race, color, national origin, religion, sex, age, sexual orientation, ancestry, medical condition, marital status, physical or mental disability (including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., ss.12101 et seq., and the New York Human Rights Law, N.Y., Exec. Law ss. 290 et seq., all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. ss.1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. ss.1001 et seq., all as amended) and all common law claims including, but not limited to, actions in tort, defamation and breach of contract under any common law theory or any federal, state or local ordinance not expressly referenced above. If, notwithstanding this Agreement, Employee brings an action against the Company or any Released Party, Employee agrees that Employee will pay all costs and expenses incurred by the Company or any Released Party in defending against such suit, including reasonable attorney fees.

4.02. Notwithstanding anything to the contrary contained in Paragraph 4..01 of this Agreement, it is the intention of the parties that Employee shall retain the right to enforce the terms of this Agreement and Employee does not release any Released Party from any breach of the provisions of this Agreement.

5. Non-Admission of Liability.
   --------------------------

5.01. Employee agrees not to assert that this Agreement is an admission of guilt or wrongdoing on the part of the Released Parties and acknowledges that the Released Parties neither believe nor admit that any of them have engaged in wrongful behavior of any nature.

5.02. The Company agrees not to assert that this Agreement is an admission of guilt or wrongdoing on Employee's part and acknowledges that Employee neither believes nor admits that Employee has engaged in wrongful behavior of any nature.

6. Non-Disparagement. Employee and the Company understand and agree that as a
   -----------------
condition for payment to Employee of the consideration herein described and as a condition to the Employee accepting the terms hereof, neither Employee nor the Company shall make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Employee or the Company, as the case may be, or any of the Company's directors, officers, employees, agents or representatives or about the Company's business affairs and financial condition.

7. Tax Treatment.
   -------------

7.01. Employee understands and agrees that, should there be any state or federal tax claims, liability, or challenges arising out of settlement proceeds made pursuant to this Agreement, Employee will assume such liability and will hold the Company harmless and fully indemnify it against any and all such tax claims and liability. Employee shall give the Company written notice of any Internal Revenue Service inquiry about the settlement proceeds paid to Employee.

7.02. Employee agrees and understands that the Company has not made, and Employee does not rely on, any representations regarding the tax treatment of sums paid pursuant to this Agreement and agrees that Employee is responsible for determining the tax consequences of such payment and for paying taxes, if any, that may be owed with respect to such payments. Employee agrees to indemnify and hold the Company harmless from any claims made against it by the United States or any other state for failing to withhold state and federal income tax or other amounts from the settlement funds.

8. Cooperation.
   -----------

8.01. In the conduct of the Company's business, from time to time, the Company is involved in litigation. There may be circumstance in which Employee is a potential witness or party in such actions. One such action is the pending litigation, entitled Andrew J. Powers v. Razorfish, Inc., Jeffrey Dachis, Craig
M. Kanarick, Jean-Philippe Maheu, Michael Pehl and John J. Roberts, 00 Civ. 9474
(JSR), and the subsequently filed related actions pending in the United States District Court for the Southern District of New York. Employee agrees, in response to reasonable requests by the Company in connection with any action, suit, proceeding, investigation, or litigation involving, or instituted by, or on behalf of, the Company:

(a) to provide truthful testimony and information relating to such matters in which the Company is involved;

(b) meet with the Company, its personnel and its counsel in the defense or prosecution of such actions and provide truthful and accurate information in such meetings; and

(c) to provide any documents that may be in the Employee's possession, custody, or control to the Company and its counsel.

8.02. The Company agrees to indemnify the Employee against any and all costs, expenses (including reasonable attorney's fees and expenses), liabilities, damages, judgments, fines, penalties and amounts paid in settlement, actually and reasonably incurred by the Employee, in connection with any threatened, pending or completed action, suit, proceeding, investigation or litigation, whether civil, criminal, administrative, or investigative, brought, or threatened to be brought, against the Employee, by reason of the Employee's provision of truthful testimony or information, or documents to the Company.

8.03. Employee agrees, in response to reasonable requests by the Company from time to time, to execute and deliver such documents as the Company deems necessary in order to resign or otherwise remove herself as a Company representative in connection with the Company's third party accounts.

8.04. The Company will reimburse Employee for all reasonable expenses, including travel, room and board, incurred by Employee as a result of responding to requests by the Company under Section 8 of this Agreement.

9. Miscellaneous.
   -------------

9.01. Entire Agreement. This is the entire Agreement between Employee and the
      ----------------
Company; provided, however, that notwithstanding any provision to the contrary contained herein, the provisions of Sections 4, 5 and 6 of the Employment Agreement shall survive termination of Employee's employment with the Company. As of the date hereof, all other sections of the Employment Agreement shall be of no further force and effect. The Company and Employee have made no promises to each other, oral or written, express or implied, other than those reflected in this Agreement

9.02. Applicable Law. This agreement shall be interpreted and construed by the
      --------------
laws of the State of New York, without regard to conflict of laws provisions. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof.

9.03. Severability. In case any one or more of the provisions contained in the
      ------------
Agreement shall be held to be invalid, illegal or unenforceable in any respect, for any reason, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall be held to be excessively broad, for any reason, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.04. Headings. The headings of the sections hereof are inserted for convenience
      --------
only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

9.05. Waiver. If either party should waive any breach of any provisions of this
      ------
Agreement, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provisions of this Agreement.


9.06. Acknowledgement of Agreement; Opportunity of Review by Counsel. EACH PARTY
      --------------------------------------------------------------
HERETO ACKNOWLEDGES AND AGREES THAT IT HAS READ THIS AGREEMENT, THAT SUCH PARTY UNDERSTANDS THIS AGREEMENT, AND THAT SUCH PARTY IS VOLUNTARILY ENTERING INTO AND AGREEING TO ALL TERMS SET FORTH IN THIS AGREEMENT. As this Agreement contains a release of all known and unknown claims, each party hereto acknowledges and agrees that it has read this Agreement very carefully. Having elected to execute this Agreement, to fulfill the promises set forth herein, and to receive thereby the consideration set forth in this Agreement, each party hereto freely and knowingly, and after due consideration, enters into this Agreement.

IN WITNESS WHEREOF, the Company and the Employee have caused this Agreement to be duly executed as of the date first written above.

Susan Murphree

- --------------------



RAZORFISH, INC.



By: ____________________
Name: Michael Simon

Title: EVP, Business Affairs & General Counsel

EXHIBIT A
- ---------

Stock Options

ATTACHED FROM SEPARATE FILE ENTITLED MURPHREE SEPARATION EXHIBIT
- ----------------------------------------------------------------

EXHIBIT A

   Grant Number  Option Date      Plan             Granted       Price      Exercised as of December 31, 2000       Expiration
                                                                                                                        date
           67      4/5/98         RF97              30,304        $0.50                               10,102          8-Apr-01
          296     4/26/99         RF97              11,868        $8.00                               11,447          8-Feb-03
          298     4/26/99         RF97               8,132        $8.00                                8,132          8-Feb-03
          430     4/26/99         RF99             134,033        $8.00                                    0          8-Feb-03
          424     4/26/99         RF99              15,967        $8.00                                    0          8-Feb-03
          917     8/10/99         RF97               5,422       $12.50                                    0          8-Feb-03
     N0000917     8/10/99         RF97              54,578       $12.50                                    0          8-Feb-03
         2242      2/2/00         RF99               2,503       $39.94                                    0          8-Apr-01
        N2242      2/2/00         RF99              67,497       $39.94                                    0          8-Apr-01
         2289      2/2/00         RF99              50,000       $39.94                                    0          8-Apr-01
         2596      2/2/00         RF99              30,000       $39.94                                    0          8-Apr-01
                  1/10/01         RF99             200,000        $1.37                                    0          8-Apr-01